Exhibit 10.17

Confidential

[*****] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined that certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type of information that the company treats as private and confidential.

DATA LICENSE AGREEMENT

Between

TEXTRON AVIATION INC.

TEXTRON INNOVATIONS INC.

And

SURF AIR MOBILITY INC.

For

CARAVAN 208B EX TECHNICAL DATA

THIS LICENSE AGREEMENT (“Agreement”) is made and entered into as of September 15, 2022, but effective as of the Effective Date (as defined below), by and between (i) Textron Aviation Inc. (“TAI”), a corporation organized and existing under the laws of the State of Kansas, U.S.A., whose registered address is at One Cessna Boulevard, Wichita, Kansas 67215 and Textron Innovations Inc. (“TII”), a Delaware corporation having its principal place of business at 40 Westminster Street, Providence, Rhode Island 02903 (collectively “Licensor”), on the one hand, and (ii) Surf Air Mobility Inc. (“Licensee”), a Delaware corporation having its principal place of business at 12111 Crenshaw Boulevard, Hawthorne, CA 90250, on the other hand (each of whom may be referred to hereafter as a “Party” or collectively as the “Parties”). “Effective Date” means the first trading date of shares of common stock of Licensee or its affiliate on a United States national securities exchange (which, for the avoidance of doubt, may occur following a business combination with a special purpose acquisition company, or SPAC).

RECITALS:

WHEREAS, Licensor is engaged in the business of designing, developing, manufacturing, and supporting the Cessna Model 20B Grand Caravan EX specified on Type Certificate A37CE (individually and collectively as the context permits, the “Caravan”), and has, over the years, acquired and developed substantial and valuable technical data, drawings, and specifications related to the Caravan described in Schedule A (the “Technical Information”);

WHEREAS, Licensee desires to develop and obtain Supplemental Type Certificates from the FAA, including any foreign validation by any other aviation authority, for electrified propulsion upfits/retrofits of an electric or hybrid-electric Caravan using the Technical Information (the “Licensed Use”) (such Supplemental Type Certificates, each a “SAM STC”) and desires a license to the Technical Information for such use;

WHEREAS, concurrently herewith, Licensee has entered into various agreements with TAI including but not limited to (i) an agreement for the purchase of 100 Caravan with an option to purchase an additional 50 Caravan (the “Aircraft Purchase Agreement” or “APA”); (ii) an agreement with TAI for collaboration and engineering services (the “Collaboration & Engineering Services Agreement” or “CESA”); and (iii) an agreement with TAI for sales and marketing (the “Sales and Marketing Agreement” and together with this Agreement, the CESA and the APA, the “Transaction Documents”); and

WHEREAS, Licensor is agreeable to providing Licensee a license to the Technical Information and allowing Licensee to utilize such Technical Information for the sole purpose of the Licensed Use subject to the terms and conditions contained herein.

NOW THEREFORE, for and in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

1.0	Definitions; Interpretation.

1.1	“Background Intellectual Property” shall mean only the specific Technical Information and all other Intellectual Property owned by or licensed to Licensor and licensed by Licensor to Licensee under this Agreement.

1.2	“Foreground Intellectual Property” shall mean any and all adaptations, modifications, derivative works, improvements, enhancements and revisions to the Background Intellectual Property.

1.3	“Intellectual Property” means all inventions, trade secrets, discoveries, improvements, patents and copyrights; all technical data, including, but not limited to drawings, specifications, process information, technical reports and all other documented information and the like as well as all computer software and related documentation.

1.4	“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

1.5	In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) the headings or captions for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (c) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (d) references to a Person are also to the Person’s successors and permitted assigns; and (e) references to agreements and laws are also to the same as amended, restated or otherwise modified from time to time.

2.0	Technical Information – License Granted.

2.1	License. Subject to such other qualifications, limitations, and restrictions as are contained in this Agreement, and subject to Licensee’s timely payment to Licensor of the License Fee (as defined below) when due, Licensor hereby grants to Licensee a limited, revocable (solely on the terms set forth herein), non-exclusive, non-transferable, worldwide, license to use the Technical Information, Background Intellectual Property and the Foreground Intellectual Property (collectively, “Licensed Information”) solely for the Licensed Use (the “License”).

2.2	Other Use. Licensee covenants and agrees that the Licensed Information will not be used for any purpose other than the Licensed Use, unless specifically agreed to by Licensor in a separate writing.

2.3	Aircraft Parts Manufacturing. This License does not grant the right to Licensee to reverse engineer parts or components. The License does not extend to, and the Licensed Information shall not be used for, the reverse engineering or manufacturing of parts or components.

2.4	Third Parties. Licensee shall have no right to authorize third parties to use the Licensed Information without prior approval by Licensor.

2.5	No Other Right to Technical Information, Licensor’s Know-how and Other Intellectual Property or Third-Party Intellectual Property. This Agreement conveys to Licensee no rights with respect to the Technical Information other than specifically set forth herein. Licensee acknowledges that Licensor is the owner of certain trademarks, trade dress, copyrights, patents, drawings, data, and other Intellectual Property rights that are not included in the Technical Information (“Other Property”). Licensee understands and agrees that it does not have authorization to use the Other Property in any manner whatsoever. Nor does this Agreement grant rights to Intellectual Property of any other party. Licensee must independently obtain any authorization, license or permission for use of third-party Intellectual Property used in conjunction with the Technical Information. Licensee’s indemnification, as provided herein, shall also cover any claims related to use of the third-party Intellectual Property.

2.6	Licensor’s Use of Intellectual Property. This Agreement shall not be deemed to restrict or prohibit Licensor’s right to use, or to license others to use, the Technical Information for any purpose.

2.7	Disclosure by Licensee. To the extent that Licensee plans any disclosure, documentation, or transfer of any of the Licensed Information to a third party in performance of its work under the License, Licensee shall identify to Licensor such planned disclosure, documentation, or transfer for Licensor’s prior written approval, in its sole discretion, prior to Licensee undertaking such disclosure or committing to undertake such disclosure. Licensor may require such third party to enter into a separate license agreement with terms substantially consistent with this Agreement prior to such disclosure.

2.8	Ownership and Reverse Engineering. All Background Intellectual Property shall remain the sole and exclusive property of Licensor. Licensee shall not reverse engineer any Licensor Technical Information, part, or product. Licensee shall not reverse engineer, decompile or disassemble any Licensor software.

3.0	License Fees and STC License

3.1	License Fee. Licensee shall pay Licensor the license fees set forth in Schedule A (collectively, the “License Fee”). The License Initiation Fee set forth in Schedule A shall be deemed non- refundable and fully earned upon the Effective Date of this Agreement. Other License Fee components shall be deemed non-refundable and fully earned on the payment dates set forth in Schedule A.

3.2	Payment. Payment of the License Fee made hereunder shall be in United States currency and shall be remitted by wire transfer from Licensee’s account, including the Licensee’s name as the originator or “By order of” Licensor and issued to Licensor by wire transfer into the account identified below or other account as designated in writing by Licensor. Licensor reserves the right to reject any other form of payment. Licensee shall have no right to set off any money owed to Licensee by Licensor against any money owed by Licensee to Licensor hereunder. Licensor shall have the right to reject or accept payment-related transfers or requests without prejudice that do not comply with its then-existing finance and anti-money laundering policies.

Please wire payment to:

[*****]

4.0	SAM STCs.

4.1	SAM STCs License. Licensee hereby grants to Licensor a non-exclusive, irrevocable, perpetual, sub-licensable, non-transferable, fully paid-up license (the “SAM STC License”) to “in-draw” (as that term is used by the applicable domestic or foreign aviation authority) one or more SAM STCs into Licensor’s Type Certificate for the Caravan or otherwise install a SAM STC on a Caravan prior to the certificate of airworthiness being issued by an approved FAA process for the modification of new or used Caravans, and to market, produce, and sell such modified Caravans worldwide pursuant to such SAM STCs. The forgoing license grant includes the license of any necessary underlying Intellectual Property owned or later developed by SAM related to such SAM STCs (“SAM IP”).

4.2	Other Use. Licensor covenants and agrees that the SAM STCs and SAM IP will not be used for any purpose under the SAM STC License other than that set forth in Article 4.1, unless specifically agreed to by Licensee in a separate writing.

4.3	SAM Kit; No Reverse Engineering. Licensor acknowledges and agrees that any use of the SAM STCs and SAM IP to produce modified new or used Caravans pursuant to the SAM STC License will require the purchase of certain parts, components, materials, software, subassemblies, spares and services (collectively, the “SAM Kit”). The SAM STC License does not extend to, and the SAM STC License shall not be used for, the reverse engineering or manufacturing of parts or components of the SAM Kit. Furthermore, Licensor shall not reverse engineer, decompile or disassemble any Licensee software.

4.4	Third Parties. Licensor shall have no right to authorize third parties to use the SAM STCs or the SAM IP pursuant to the SAM STC License without prior approval by Licensee.

4.5	Ownership and Protection of SAM STCs and SAM IP. Licensor acknowledges Licensee’s exclusive right, title and interest in and to the SAM STCs and the SAM IP, and shall not at any time during the Term (as defined below) or thereafter do or permit to be done any act or thing which impairs the rights of Licensee with respect to such SAM STCs and SAM IP. This Agreement conveys to Licensor no rights with respect to the SAM STCs and the SAM IP other than specifically set forth in this Article 4. In furtherance of the foregoing, Licensor agrees to implement reasonable precautions to protect the SAM STCs and SAM IP consistent with the undertakings of Licensee with respect to the Technical Information pursuant to Article 6.2 below.

5.0	Delivery of Technical Information, Additional Information, and Engineering Services.

5.1	No Additional Undertaking. Nothing in this Agreement shall be interpreted or construed as requiring Licensor to: (a) provide Licensee with any technical information, engineering services, or engineering support beyond the Technical Information; or (b) authorize Licensee to utilize the Licensed Information for any purpose other than for the Licensed Use and consistent with the terms of this Agreement. In the event Licensee determines that additional technical information, engineering services or engineering support beyond the Technical Information is required for the Licensed Use, it may request such additional technical information, engineering services or engineering support from Licensor in accordance with Article 5.2 or 5.3.

5.2	Additional Technical Information. In the event Licensee shall require additional technical information beyond that which comprises the Technical Information (“Additional Technical Information”), Licensee shall request such Additional Technical Information from Licensor in writing using the form in Exhibit I. Licensor will review any Licensee requests for Additional Technical Information within a reasonable time. Licensor will advise Licensee if it is agreeable to providing the requested Additional Technical Information. Licensor reserves the right to charge Licensee for its time and expense to provide such Additional Technical Information, in addition to the license fees specified in Article 3, for any Additional Technical Information it agrees to provide to Licensee. All Additional Technical Information provided or delivered by Licensor under this Agreement shall be subject to all restrictions, limitations, and permitted uses as for the Technical Information originally provided under this Agreement.

5.3	Engineering Technical Assistance. If Licensee requires further engineering services or engineering support, the Parties may agree to provide for such services under a “SOW” as provided for by the CESA.

6.0	Ownership and Protection of Rights

6.1	Acknowledgment. Licensee acknowledges Licensor’s exclusive right, title, and interest in and to the Technical Information, and shall not at any time during the Term or thereafter do or permit to be done any act or thing which impairs the rights of Licensor with respect to such Technical Information. Licensee will never represent that it has any ownership in the Technical Information.

6.2	Reasonable Precautions by Licensee. Licensee recognizes that the Technical Information is the proprietary and confidential property of Licensor. Accordingly, Licensee shall not, without the prior express written consent of Licensor, during the Term or after expiration of this Agreement, disclose or reveal to any third party, except to authorized sublicensees, or utilize for its own benefit other than pursuant to this Agreement, any Technical Information provided by Licensor. Licensee further agrees to take all reasonable and specific precautions to preserve the confidentiality of the Technical Information, including but not limited to prohibiting access to Licensor’s Technical Information against both unauthorized employees and outside visitors, signing confidentiality and non-compete agreements with authorized employees, limiting access to documents, computers, and other information media which carry Licensor’s Technical Information. Licensee shall assume responsibility that its employees, and/or assignees will similarly preserve this information against third parties. Licensee shall, prior to or concurrent with employees receiving access to Technical Information, advise such employees of their strict obligations under this Agreement and shall take necessary steps to make sure the Technical Information is securely maintained. Technical Information shall not be copied, reproduced, distributed, summarized or incorporated into compilations, derivatives, or other documents by Licensee except as may be reasonably required by Licensee for the Licensed Use and as otherwise provided herein including access by sublicensees and wherein in all cases such information shall be similarly secured as required in this Article. The provisions of this clause shall survive termination of this Agreement.

6.3	Confidentiality. It is anticipated that each Party (“Receiving Party”) will obtain or has obtained information about the other Party’s business and technology beyond the Technical Information that the other Party (“Disclosing Party”) considers to be confidential. Each Party agrees to maintain the information that it receives from the other Party in confidence and not disclose it to any third party. This obligation of confidentiality, however, shall not apply to information which:

(a)	is known to the public at the time of its disclosure, or becomes known to the public after the disclosure through no fault of the Receiving Party;

(b)	the Receiving Party can show was in its possession after the time of the disclosure, from a third party not under an obligation of confidentiality to the Disclosing Party;

(c)	the Receiving Party can show was developed by, or for, the Receiving Party independent of the disclosure by the Disclosing Party; or

(d)	is required to be disclosed by law; provided that the Receiving Party must (i) promptly notify the Disclosing Party in writing; (ii) cooperate with the Disclosing Party in seeking a protective order or other appropriate remedy; (iii) furnish only the legally required portion of the information; and (iv) use its best efforts to obtain confidential treatment of the information.

6.4	Confidentiality of Agreement Terms and Conditions; Disclosure. Each party agrees to maintain in strict confidence the terms and conditions contained in this Agreement. Such terms and conditions may only be disclosed to those persons within Licensor’s and Licensee’s organizations who “need to know” such information in the performance of their work responsibilities on behalf of their employer.

Notwithstanding the foregoing Sections 6.3 or 6.4, Licensee shall not publicly disclose any of the Transaction Documents or information relating thereto except in the circumstances described in this paragraph. In the event that Licensee determines upon the advice of counsel that it is required by law or applicable regulations to disclose (each instance, a “Disclosure”) through filings with the SEC or disclosure to investors of any of the Transaction Documents or any information related thereto, Licensee shall (i) consult with TAI to mutually agree upon the scope and substance of the required Disclosure; provided, however, that if Licensee and TAI are unable to mutually agree on such scope and substance, Licensee’s reasonable determination (based upon the written advice of counsel) shall control, and (ii) deliver to TAI a copy of the applicable Disclosure and notice of the date for making such Disclosure (the “Disclosure Date”) and use reasonable best efforts to deliver such copy of the Disclosure at least ten (10) Business Days prior to the Disclosure Date. Licensee shall modify such Disclosure based upon the commercially reasonable comments of TAI and address any comments provided by TAI to TAI’s reasonable satisfaction (provided such comments are delivered to Licensee no later than two (2) Business Days prior to the Disclosure Date), , including by making any commercially reasonable requests for confidential treatment or redactions to copies of the Transactions Documents required to be included as an exhibit to an SEC filing, provided that, in the reasonable opinion of Licensee (upon the written advice of counsel), any such requests would not violate applicable laws or regulations with respect to the Disclosure. In addition, Licensee shall promptly provide to TAI copies of any correspondence from a governmental authority in respect of a Disclosure and shall cooperate in good faith with TAI in responding to such correspondence and amending the Disclosure, to the extent necessary.

7.0	Technical Information – Availability.

7.1	Technical Information made available to Licensee by Licensor pursuant to this Agreement shall be provided on an “as is” basis. Nothing in this Agreement shall be interpreted or construed as requiring Licensor to develop, at Licensee’s request, additional Technical Information or to revise, modify, translate, or interpret the existing Technical Information.

7.2	Licensee shall address each request for Technical Information to the Licensor technical point of contact, at the address specified in Section 14.1 or as otherwise directed by Licensor in writing.

8.0	Restrictive Markings.

8.1	Technical Information subject to this Agreement may contain markings identifying such as proprietary to Licensor or as being subject to U.S. export control laws. Licensee shall not alter or remove any such restrictive markings. Any copies of the Technical Information authorized by this Agreement to be reproduced by Licensee shall contain identical restrictive markings. Any compilations or incorporation of the Technical Information in part or in whole into documents created by Licensee shall likewise carry identical restrictive markings. The Technical Information furnished by this Agreement will be marked with and also becomes subject to the following wording: “These commodities, technology, or software are controlled under the International Traffic in Arms Regulations (“ITAR”). Export or diversion contrary to U.S. law is prohibited.”

8.2	The Parties shall not disclose any Technical Information furnished hereunder and Licensee shall make no sales of products using the Technical Information in any manner contrary to the laws and regulations of the USA or any applicable foreign export laws and regulations. The information that the Parties may wish to disclose pursuant to this Agreement and any export of the Technical Information may be subject to the provisions of the U.S. Export Administration Act of 1979 (50 USC 2401-2410), the U.S. Export Administration Regulations promulgated thereunder (15 CFR 768-799), the U.S. International Traffic in Arms Regulations (22 CFR 120-130), the regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Foreign Corrupt Practices Act. The Parties acknowledge that these statutes and regulations impose restrictions on export, import, and transfer to third countries and persons and entities of certain categories of data and articles, and that licenses and/or registrations from the US Department of State and/or the US Department of Commerce and/or the US Department of Treasury’s Office of Foreign Assets Control may be required before such data and articles can be disclosed or sold or exported hereunder or pursuant hereto, and that such licenses may impose further restrictions on use and further disclosure or export or use of such data and articles. Disclosure or export of such data and articles to foreign persons is subject to the above regulations regardless if the export occurs in the USA or abroad. Licensee agrees to comply with all applicable USA governmental regulations as they relate to the export, import and re-export of data, articles and the subject matter hereof. Prior to any transfer of Licensor data, Licensee shall ensure that all necessary authorizations are obtained and that all the goods and documentation to be exported or delivered that are controlled under USA export laws and regulations are accompanied by the required USA government authorizations. Licensee shall indemnify Licensor for all liabilities, penalties, losses, damages, costs, or expenses that may be imposed on or incurred by Licensor in connection with any violations of export control laws and regulations by Licensee.

9.0	Indemnification

9.1	Licensor agrees to indemnify, defend, and hold harmless Licensee and its Affiliates (as defined below), and its and their respective directors, officers, employees and agents, from and against any costs, expenses, damages, or liability, including without limitation costs of defense and attorneys fees (collectively, “Losses”) that Licensee may incur as a result of any suit, claim, or proceeding (each a “Claim” and collectively, “Claims”) (a) alleging that the Technical Information provided or used under this Agreement violates or infringes any third-party patent, copyright, trademark or (b) resulting from Licensor’s failure to perform this Agreement or breach of this Agreement.

9.2	Licensee agrees to indemnify, defend, and hold harmless Licensor and its Affiliates (as defined below), and its and their respective directors, officers, employees, agents and successors from and against any Losses that Licensor may incur resulting from (a) Licensee’s use of the Technical Information or (b) Licensee’s failure to perform this Agreement or any breach of this Agreement.

9.3	The Parties agree to give each other prompt notice of any such Claim as soon as they receive information thereof; to tender to the indemnifying Party the defense and handling of any such Claim, including the right at the indemnifying Party’s sole discretion to settle or compromise such Claim at the indemnifying Party’s sole expense provided that in no such case shall any settlement or compromise require entry of judgement against and/or admission of liability by the indemnified Party without consent; and to cooperate with the indemnifying Party in the defense of every such Claim. The Parties agree to keep each other informed of significant developments in such actions.

10.0	Injunctive Relief/Damages

10.1	Injunctive Relief. It is expressly agreed that each Party may suffer irreparable harm from a breach by the other Party of any of its covenants contained in this Agreement, and that remedies other than injunctive relief cannot fully compensate or adequately protect such Party for such a violation. Therefore, without limiting the right of each Party to pursue all other legal and equitable remedies available for violation of this Agreement, in the event of actual or threatened breach by the other Party of any of the provisions of this Agreement, each Party consents that the other Party shall be entitled to seek injunctive or other relief in order to enforce or prevent any such violation or continuing violation thereof. Each Party acknowledges and agrees that the provisions of this paragraph are reasonably necessary and commensurate with the need to protect the other Party against irreparable harm and to protect its legitimate and proprietary business interests and property.

10.2	Damages. Neither Party shall be liable for special, indirect, incidental, punitive, consequential or any similar damages (including, without limitation, damages for loss of business profits, business interruption or any other loss), whether or not caused by or resulting from the negligence of such Party, even if such Party has been advised of the possibility of such damages.

11.0	Insurance

11.1	Insurance. Licensee shall acquire and maintain at its sole cost and expense, including any deductibles or self-insured retentions, throughout the Term and for a period of five (5) years following the termination or expiration of this Agreement, the following insurance coverages:

(a) Comprehensive General Liability insurance in the amount of [*****] per occurrence and [*****] in aggregate;

(b) Aviation Products Liability insurance for a Combined Single Limit (Bodily and Property Damage) in the amount of [*****], whichever is greater (as to this particular coverage only, it is not required until the activities utilizing the Technical Information include any high speed taxi or flight test activities, in which case such coverage shall be bound no later than sixty (60) days prior to such activities occurring);

(c) Property Insurance against loss of or damage to any materials or tools in an amount equivalent to replacement cost value of the material and/or tools in the event the aforesaid materials and tools are owned by or furnished by Licensor and supplied to Licensee; and

(d) Workers Compensation Insurance with statutory limits as required in the state(s) of operation and providing coverage for any employee entering onto Licensor premises, even if not required by statute. Employer’s Liability or “Stop Gap” insurance with limits of not less than [*****] each accident, each person and each disease.

For sake of clarity of expectations, should at some point in the future the Parties enter into a long- term supply agreement the insurance limits set forth above shall be increased and/or adjusted to be comparable to TAI’s then current insurance requirements for suppliers of similar type systems.

Insurance policies shall (i) include Licensor and its respective directors, officers, employees and agents as additional insured parties; (ii) contain an endorsement which requires that thirty (30) days written notice be given to Licensor prior to any material change, cancellation, nonrenewal, or material change of the policy; and (iii) provide adequate protection for Licensee, Licensor, and their respective officers, employees, and agents against the Claims, demands, causes of action or damages, including attorney’s fees, for liability hereunder, regardless of when such Claims are made or when underlying injuries occur or manifest themselves. Insurance policies shall not contain crossclaim, cross-suit, or other such exclusion clauses which would preclude additional insured parties from instituting causes of action against other insureds under the policy or which would otherwise limit coverage of additional insureds. In the event Licensee’s insurance is canceled or not renewed and replacement insurance is not obtained prior to the effective date of such cancellation or nonrenewal, Licensor shall have the right to procure such coverage and charge the expenses incurred to Licensee. Upon request, Licensee shall furnish a copy of the insurance policy to Licensor. Failure to maintain this coverage shall be considered a material breach of this Agreement.

11.2	Certificate of Insurance. Prior to the delivery of any Technical Information under this Agreement, original signed certificates issued by Licensee’s insurance company or insurance broker evidencing the insurance required above shall be provided to TAI at the following address:

[*****]

Such certificates shall set forth, minimally, the amount of insurance, the additional insured endorsement, the policy number, the date of expiration, and an endorsement that the TAI shall receive thirty (30) days written notice prior to termination, reduction or material modification of the coverage. Certificates shall be furnished to TAI upon renewal of insurance. In the event Licensee has not provided its certificate of insurance as required herein, TAI shall have the right to procure such coverage and charge the expense incurred, plus any applicable deductibles or self-insured retentions applied to a claim, to Licensee. Failure to maintain the required insurance or to provide a certificate of insurance that complies with this provision shall be considered a material breach of this Agreement.

12.0	Termination and Expiration

12.1	The term of this Agreement (the “Term”), and the license granted under Section 2.1, shall commence as of the Effective Date and continue for the useful life of the SAM STCs (which shall in no event extend beyond any surrender of the SAM STC) unless sooner terminated under operation of law or in accordance with the terms and conditions herein.

12.2	Licensor’s Immediate Right of Termination. Unless otherwise provided herein, Licensor shall have the right to terminate this Agreement and the license hereby granted upon written notice to Licensee upon the occurrence of any of the following events:

(a) upon the commencement of a voluntary or involuntary case or other proceeding by or against Licensee seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, which in the case of an involuntary proceeding is not stayed or lifted within thirty (30) days; the application for or consent to the appointment of a receiver, trustee, liquidator or custodian by Licensee for itself or of all or a substantial part of its property; the making by Licensee of a general assignment for the benefit of any of its creditors; or the taking by Licensee of any action for the purpose of effecting any of the foregoing;

(b) Licensee breaches the Confidentiality obligations as provided in Article 6 and does not cure the breach, or take diligent actions to commence curing the breach, within thirty (30) days of written notice by Licensor;

(c) Licensee fails to indemnify Licensor and its Affiliates, and its and their respective directors, officers, employees and agents, as required by Article 9 of this Agreement;

(d) Licensee undergoes a Change of Control, as defined in the CESA;

(e) The APA is terminated prior to the delivery of the one-hundredth (100th) Caravan thereunder, except in the event that TAI announces its intention to discontinue production of new Caravans or ceases production of new Caravans prior to delivery of the one-hundredth (100th) Caravan pursuant to the APA;

(f) Licensee fails to pay any part of the License Fee when due, and such failure to pay is not cured by Licensee within fifteen (15) days of written notice from Licensor to Licensee; or

(g) if the Effective Date does not occur on or prior to March 31, 2023.

12.3	Licensee’s Immediate Right of Termination. Unless otherwise provided herein, Licensee shall have the right to terminate this Agreement and the license hereby granted upon written notice to Licensor upon the occurrence of any of the following events:

(a) upon the commencement of a voluntary or involuntary case or other proceeding by or against Licensor seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, which in the case of an involuntary proceeding is not stayed or lifted within thirty (30) days; the application for or consent to the appointment of a receiver, trustee, liquidator or custodian by Licensee for itself or of all or a substantial part of its property; the making by Licensor of a general assignment for the benefit of any of its creditors; or the taking by Licensor of any action for the purpose of effecting any of the foregoing;

(b) Licensor breaches any of the conditions or provisions of this Agreement and fails to cure within sixty (60) days after receiving written notice from Licensee or fails to take reasonable steps to cure the violation within sixty (60) days after receiving written notice from Licensee;

(c) Licensor fails to indemnify Licensee and its Affiliates, and its and their respective directors, officers, employees and agents, as required by Article 9 of this Agreement; or

(d) if Licensor terminates the Exclusivity Period, as defined in the Sales and Marketing Agreement.

12.4	Licensee’s Right of Discretionary Termination. Licensee shall have the right to terminate this Agreement and the license hereby granted in its sole discretion upon written notice to Licensor and payment in full of all License Fees otherwise payable within nine (9) months following the date of such notice.

12.5	Duties Upon Expiration/Termination. Upon expiration or termination of this Agreement, Licensee shall immediately discontinue use of the Licensed Information. Upon Licensor’s written request, Licensee shall return the Technical Information, documents and any other tangible or electronically recorded manifestations containing Licensed Information and other documents and any other tangible or electronically recorded manifestations that include or are derivative works of the Technical Information to Licensor and Licensee shall make no further use of the Licensed Information whatsoever; provided that, notwithstanding anything to the contrary in this Agreement, Licensee shall retain all ownership rights in, including the right to license third parties to use, the SAM STCs and SAM IP. As an alternative Licensor may require Licensee to destroy all copies of the Licensed Information in the possession of Licensee and provide Licensor with a certificate evidencing such destruction signed by an appropriate corporate officer. The limitations and restrictions on the use and disclosure of Licensed Information created by this Agreement shall survive the expiration or termination of this Agreement.

12.6	The following shall survive the termination of this Agreement:

(a) any obligation accruing prior to such expiration or termination including the payment of license fees or other fees due;

(b) any cause of action or claim of Licensor or Licensee, accrued or to accrue, because of any breach or default by the other party; and

(c) provisions of Articles 2.2, 2.3, 2.8, 4.2, 4.3, 4.4, 4.5, 6, 8, 9, 10, 11, 12.5 and 14.9.

13.0	Representations, Warranties and Disclaimer.

13.1	Each Party represents and warrants that it has all the rights, power and authority to enter into this Agreement. Each Party represents and warrants that it owns, controls, or has previously been granted the necessary rights in and to any Intellectual Property which enables it to grant to the other the rights granted herein.

13.2	EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED HEREIN AND SUBJECT TO ARTICLE 13.1, NO WARRANTY, GUARANTEE, OR REPRESENTATION WITH RESPECT TO THE TECHNICAL INFORMATION OR ITS SUITABILITY FOR THE PURPOSES CONTEMPLATED BY LICENSEE IS MADE BY LICENSOR. LICENSEE SHALL RELY SOLELY ON ITS OWN EXPERTISE AND EXPERIENCE IN DETERMINING WHETHER THE TECHNICAL INFORMATION IS SUITABLE AND SUFFICIENT FOR LICENSEE’S INTENDED PURPOSES. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED HEREIN AND TO THE EXTENT ALLOWED BY LAW, LICENSOR DISCLAIMS, AND LICENSEE WAIVES, ALL WARRANTIES PERTAINING TO THE TECHNICAL INFORMATION WHETHER EXPRESS OR IMPLIED, AND WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE.

13.3	Brokers. Each Party hereby represents and warrants to the other that it has not employed or dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby.

14.0	Miscellaneous

14.1	Notices, Statements, and Payments. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section).

If to the Licensor:	Textron Aviation Inc.

[*****]

with copies to:	Textron Aviation Inc.

[*****]

If to SAM:	Surf Air Mobility Inc.

[*****]

with a copy to:	Surf Air Mobility Inc.

[*****]

14.2	Independent Contractors. Licensee shall not state or imply, directly or indirectly, that Licensee or its activities, other than those provided herein, are supported, endorsed or sponsored by Licensor. It is understood that the relationship between the Parties shall be that of independent contractors; that this agreement shall not be construed to create a partnership or joint venture; and that neither Party shall have any right or power to obligate, bind, or commit the other to any expense, liability, or matter other than as expressly provided and authorized in this Agreement, and that the officers, employees, and agents or other representatives of one Party shall not be deemed expressly or impliedly the employees, partners, joint ventures or agents of the other.

14.3	Assignment. Neither Party shall assign, transfer, delegate or subcontract any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided that (i) either Party may, without the prior written consent of the other Party, assign this Agreement and its rights hereunder to one or more of its Affiliates, or a successor in interest to such Party by name change or otherwise, and (ii) each of TAI and TII may assign any of its rights or delegate any of its obligations to any person acquiring all or substantially all of TAI’s or TII’s assets without Licensee’s consent. Any purported assignment or delegation in violation of this Section 14.3 shall be null and void. No assignment or delegation shall relieve either Party of any of its obligations under this Agreement. As used in this Agreement, “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, where control may be by either management authority, contract or equity interest. As used in this definition, “control” and correlative terms mean the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

14.4	Election of Remedies. The remedies provided herein are not exclusive of any other lawful remedies that may be available, and a Party’s election of a remedy shall not constitute an exclusive election of remedies.

14.5	Further Assurances and Cooperation. Each Party agrees to execute and deliver to the other Party such other instruments, documents, and statements, including without limitation, instruments and documents of recordation, assignment, transfer, conveyance, and clarification and take such other action as may be reasonably necessary or convenient in the discretion of the requesting Party to carry out more effectively the purposes of this Agreement. Unless otherwise provided, no consent or approval provided for in this Agreement may be unreasonably withheld or delayed.

14.6	Force Majeure. Neither Party shall be deemed in default or otherwise liable hereunder due to its inability to perform (except for any obligations of Licensee to pay Licensor hereunder) by reason of any act of God, fire, earthquake, flood, epidemic, pandemic, quarantine, accident, explosion, casualty, strike, lockout, slowdown, labor controversy or other industrial disturbances, riot, civil disturbance, act of public enemy, embargo, war, any municipal, county, state, national or international ordinance or law, any executive, administrative, judicial or similar order (which order is not the result of any act or omission to act which would constitute a default under this Agreement), government action or inaction, delay in supplier deliveries, any failure or delay of any transportation, power, or other essential thing required, or similar causes beyond the Party’s control. In such case, the Party affected by the force majeure shall notify the other Party of its inability to perform. Any delay in performance shall be no greater than the event of force majeure causing the delay.

14.7	Governing Law/Forum. The Parties agree this Agreement will be deemed made and entered into and will be performed wholly within the State of Kansas and any dispute arising under, out of or related in any way to this Agreement, the legal relationship between Licensor and Licensee or the transaction that is the subject matter of this Agreement (collectively “Dispute”) will be governed and construed under the laws of the State of Kansas, USA, exclusive of conflicts of laws. Any Dispute will be adjudicated solely and exclusively in the United States District Court for the State of Kansas, in Wichita, Kansas or, if that court lacks jurisdiction, Kansas state courts of the 18th Judicial District. Each of the Parties (i) consent to the exclusive, personal jurisdiction of these courts and, by signing this Agreement, waive any objection to venue of these Kansas courts and (ii) agree that final judgment brought in these courts will be conclusive and binding upon the parties and may be enforced in any other courts with jurisdiction over the parties.

14.8	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.9	Entire Agreement. This Agreement and any attached schedules and exhibits constitute the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, communications and understandings of the Parties. Each of the Parties acknowledges that no other party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, and not contained herein, concerning the subject matter hereof to induce the Party to execute or authorize the execution of this Agreement, and acknowledges that the Party has not executed or authorized the execution of this instrument in reliance upon any such promise, representation, or warranty not contained herein. For the avoidance of doubt, each of the Transaction Documents govern as to their respective subject matter independently, and without integration.

14.10	Survival of Rights and Obligations. Termination or expiration of this Agreement shall not impair any rights or obligations of Licensor and Licensee, including but not limited to payments, statements of account, compliance review, disposition of inventory, maintenance of insurance, warranties, and indemnification.

14.11	Joint Drafting. This Agreement is to be construed as if drafted jointly by the Parties and no presumption will arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

14.12	Amendment. No modification to this Agreement will be effective unless in writing as an amendment to this Agreement, which specifically references this Agreement, and is signed by both Parties.

14.13	Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

14.14	No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.15	Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability shall not affect any other provision hereof or the interpretation and effect of the Agreement as to any other jurisdiction, and the remainder of the Agreement, disregarding such illegal, invalid or unenforceable provision, shall continue in full force and effect as though such illegal, invalid, or unenforceable provision had not been contained herein.

14.16	Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver shall constitute a continuing waiver.

14.17	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing an original signature. By signing below, the signatories to this Agreement verify they have full authority to bind and do hereby bind their respective Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the following signatures represent that the Parties have read this Agreement in its entirety, including the incorporated and attached Schedules, and by their execution below have agreed to all of its terms and conditions.

Textron Aviation Inc.		Surf Air Mobility Inc.

By:	[*****]	By:	/s/ Sudhin Shahani
Name:	[*****]	Name:	Sudhin Shahani
Title:	[*****]	Title:	CEO

Textron Innovations Inc.

By:	[*****]
Name:	[*****]
Title:	[*****]

Signature Page to Data License Agreement

Data License Agreement

Schedule A

Aircraft: The following Caravan is covered under this Agreement: Cessna Model 208B Grand Caravan EX, Type Certificate A37CE

Technical Information: Technical Information shall consist of the following:

1.	Documents including propulsion and fuel system interface parameters.
2.	Wiring diagrams and electrical system documents as it pertains the generator interfaces with aircraft electrical buses.
3.	Propulsion fault analysis related documents.
4.	Structural substantiation documentation for fuselage, engine mount, and landing gear. External loads documents for the aircraft.
5.	Weight and balance data. Documents outlining component mass properties.
6.	Aeroelastic stability and ground vibration test documentation.
7.	Environmental control system interface documents
8.	[*****]
9.	Cockpit, fuselage, and landing gear drawings. Fuselage systems routing drawings.
10.	[*****]

Requests for specific additional Technical Information shall use the form attached in Exhibit I.

License Fees:

License Initiation Fee:

Licensee shall pay to Licensor a License Initiation Fee of $[*****] United States dollars. The License Initiation Fee shall be due within 10 days of the Effective Date and the terms of the license grant are contingent upon payment in full.

License Sustaining Fees:

Licensee shall pay to Licensor a Sustaining License Fee of [*****] United States dollars in respect of the License, which shall be payable by Licensee during from the period commencing upon issuance of a SAM STC (the “SAM STC Issuance Date”) and continuing through the eighth anniversary thereof (the “License Payment Period”), as follows:

(a)	Subject to subclause (b) below, Licensee shall pay to Licensor the following License Fees during the License Payment Period.

Fee Amount	Payment Date
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]

(b)	Licensee shall receive an aggregate credit toward either the License Fee or the Exclusivity Fee (as defined in the Sales and Marketing Agreement) of [*****] for each Qualifying Event, as defined below. Each credit may only be applied against one fee.

Such credit shall be applied (i) first, as an offset against Licensee’s obligation to pay unpaid License Fees in such contract year, (ii) second, as an offset against Licensee’s obligation to pay unpaid Exclusivity Fees in such contract year, and (iii) thereafter as an offset against the unpaid License Fees and then unpaid Exclusivity Fees in successive future contract years. No credit may be applied to License Fees or Exclusivity Fees that have previously been paid to Licensor. For the avoidance of doubt, if all fees have been paid, no credit shall be applied or payable in cash.

“Qualifying Event” means (i) Licensee’s firm order, accompanied by a deposit of at least [*****] as specified in the applicable aircraft purchase agreement, for a new Caravan delivered with Licensee’s electrified propulsion system (in excess of the 100 total Caravans contemplated by the APA), (ii) any firm order by a third party, accompanied by a deposit of at least [*****] and which is reflected in TAI’s order backlog in accordance with its standard accounting practices, for a new Caravan delivered with Licensee’s electrified propulsion system, and (iii) TAI’s sale of a new Caravan to Licensee or a third party, which is inducted into service at a maintenance, repair and overhaul facility for conversion to Licensee’s electrified propulsion system pursuant to a SAM STC within 90 days of the later of (x) its delivery and (y) if such intended conversion is identified by Licensee at the time of the underlying aircraft sale, the SAM STC Issuance Date (in each case, measured at the time it is inducted for such conversion).

Exhibit I

Engineering Data Request Form

Request Number:

Requestor:

Prime Contract:

Purchase Order:

Aircraft Model:

Aircraft Serial Number(s):

Requested Drawing Number:

Brief Description of the Need and Intended Use:

Notes:

Date: